Vitacost.com, Inc. Announces Changes to Executive Management Team

BOCA RATON, Fla., February 20, 2012 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer of health and wellness products, announced that Robert “Bert” Wegner, the Company’s Chief Operating Officer is leaving the Company effective February 28, 2013. The Company’s operations directors responsible for both fulfillment centers will now report directly to Jeffrey Horowitz, the Company’s Chief Executive Officer.

The Company also promoted Jody Kalmbach to serve as its Senior Vice President of Merchandising, a newly created position within Vitacost.com. Ms. Kalmbach has served as the Company’s Vice President of Product and Marketing Programs since January 2012 and has nearly 20 years of on-line and retail merchandising experience. Prior to joining Vitacost, Ms. Kalmbach held management positions with Amazon.com and The North Face and will now be responsible for purchasing of third party products and the supply chain function as well as continuing to oversee category management.

“We want to thank Bert for his efforts and contribution to the expansion of our fulfillment centers and wish him well in his future endeavors,” commented Jeffrey Horowitz. “Bert has built a strong leadership team and we are fortunate to have two very experienced managers that currently oversee our fulfillment operations, as we remain focused on driving operational efficiencies in these facilities. I would also like to congratulate Jody on her expanded role within the Company. She has made a tremendous impact driving our business, and we are excited to have her lead our merchandising team.”

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com. Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects and financial performance, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2011 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.

Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

Katie Turner

Managing Director

646.277.1228